                                                                     Exhibit 2.1



                               MERGER AGREEMENT


                                 BY AND AMONG


                            BRAUN CONSULTING, INC.

                            ETCI ACQUISITION, INC.

                    EMERGING TECHNOLOGIES CONSULTANTS, INC.


                               HELENE O. AMSTER

                                      AND

                                 JOHN D. VAIRO

                               TABLE OF CONTENTS

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                                                                                       Page
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
ARTICLE I    BASIC TRANSACTION.........................................................   2
     Section 1.1     The Merger........................................................   2
     Section 1.2     Closing...........................................................   2
     Section 1.3     Actions at Closing................................................   2
     Section 1.4     Effect of Merger..................................................   2
     Section 1.5     Closing Deliveries................................................   4

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS........   6
     Section 2.1     Organization and Qualification....................................   6
     Section 2.2     Capitalization....................................................   6
     Section 2.3     Authority.........................................................   7
     Section 2.4     Consents and Approvals; No Violation..............................   7
     Section 2.5     Financial Statements..............................................   7
     Section 2.6     Absence of Certain Changes or Events..............................   8
     Section 2.7     Absence of Undisclosed Liabilities................................   8
     Section 2.8     [Intentionally Omitted]...........................................   9
     Section 2.9     Receivables.......................................................   9
     Section 2.10    Litigation........................................................   9
     Section 2.11    No Violation of Law...............................................   9
     Section 2.12    Insurance.........................................................   9
     Section 2.13    Taxes.............................................................   9
     Section 2.14    Employee Benefit Plans............................................  10
     Section 2.15    Employee and Labor Matters........................................  13
     Section 2.16    Environmental Matters.............................................  13
     Section 2.17    Title to Assets...................................................  14
     Section 2.18    Condition and Sufficiency of Assets...............................  14
     Section 2.19    Contracts, Agreements, Plans and Commitments......................  14
     Section 2.20    Business Relationships............................................  15
     Section 2.21    Intellectual Property.............................................  16
     Section 2.22    Year 2000 Compliance..............................................  16
     Section 2.23    Books and Records.................................................  17
     Section 2.24    Investment Representations........................................  17
     Section 2.25    Brokers and Finders...............................................  18
     Section 2.26    Tax-Free Reorganization...........................................  18
     Section 2.27    Employees of the Company..........................................  18
     Section 2.28    No Misleading Statements..........................................  18
     Section 2.29    Disclaimer of Other Representations and Warranties................  18

ARTICLE III  REPRESENTATIONS AND  WARRANTIES OF PURCHASER..............................  19
     Section 3.1     Organization and Qualification....................................  19

     Section 3.2     Capitalization....................................................  19
     Section 3.3     Authority.........................................................  19
     Section 3.4     Consents and Approvals; No Violation..............................  20
     Section 3.5     Financial Statements..............................................  20
     Section 3.6     Absence of Certain Changes or Events..............................  20
     Section 3.7     Absence of Undisclosed Liabilities................................  21
     Section 3.8     Litigation........................................................  21
     Section 3.9     Receivables.......................................................  21
     Section 3.10    No Violation of Law...............................................  21
     Section 3.11    Insurance.........................................................  22
     Section 3.12    Taxes.............................................................  22
     Section 3.13    Employee Benefit Plans............................................  23
     Section 3.14    Employee and Labor Matters........................................  23
     Section 3.15    Environmental Matters.............................................  24
     Section 3.16    Title to Assets...................................................  24
     Section 3.17    Contracts, Agreements, Plans and Commitments......................  24
     Section 3.18    Business Relationships............................................  24
     Section 3.19    Intellectual Property.............................................  25
     Section 3.20    Year 2000 Compliance..............................................  25
     Section 3.21    Books and Records.................................................  25
     Section 3.22    Brokers and Finders...............................................  26
     Section 3.23    Tax-Free Reorganization...........................................  26
     Section 3.24    No Misleading Statements..........................................  26
     Section 3.25    Disclaimer of Additional and Implied Warranties...................  26

ARTICLE IV   ADDITIONAL AGREEMENTS.....................................................  26
     Section 4.1     Confidentiality...................................................  26
     Section 4.2     Tax Treatment.....................................................  27
     Section 4.3     Post-Closing Tax Matters..........................................  27
     Section 4.4     Guaranties........................................................  28

ARTICLE V    INDEMNIFICATION...........................................................  28
     Section 5.1     Survival of Representations and Warranties........................  28
     Section 5.2     Indemnification Provisions for Benefit of the Purchaser...........  28
     Section 5.3     Indemnification Provisions for Benefit of the Shareholders........  29
     Section 5.4     Notice and Defense of Third Party Claims..........................  29
     Section 5.5     Limitations.......................................................  30
     Section 5.6     Exclusive Remedy..................................................  31
     Section 5.7     Inconsistent Provisions...........................................  31
     Section 5.8     Subrogation to Indemnity Rights...................................  31

ARTICLE VI   GENERAL PROVISIONS........................................................  31
     Section 6.1     Amendment and Modification........................................  31
     Section 6.2     Waiver; Consents..................................................  31
     Section 6.3     Further Assurances................................................  31
     Section 6.4     Notices...........................................................  31

     Section 6.5     Assignment........................................................  32
     Section 6.6     Governing Law.....................................................  32
     Section 6.7     Jurisdiction and Venue............................................  33
     Section 6.8     Severability......................................................  33
     Section 6.9     Enforcement of the Agreement......................................  33
     Section 6.10    Counterparts......................................................  33
     Section 6.11    Interpretation....................................................  33
     Section 6.12    Entire Agreement..................................................  33
     Section 6.13    Waiver............................................................  34
     Section 6.14    Brokers and Finders...............................................  34
     Section 6.15    Expenses..........................................................  34

EXHIBITS
--------

Exhibit A     Articles of Merger
Exhibit B     Allocation of Braun Common Stock and Cash to Shareholders and
              Personnel
Exhibit C     Form of Employment Agreement
Exhibit D     Registration Rights Agreement
Exhibit E     List of Options Assumed with Amounts and Exercise Prices
Exhibit F     Tax Representation Certificate - Company
Exhibit G     Tax Representation Certificate - Purchaser

                                MERGER AGREEMENT

     This Merger Agreement dated as of December 1, 1999 (the "Agreement") is by and among Braun Consulting, Inc., a Delaware Corporation ("Purchaser"), ETCI Acquisition, Inc., a newly formed subsidiary of the Purchaser (the "Transitory Subsidiary"), Emerging Technologies Consultants, Inc., a Pennsylvania corporation (the "Company"), and Helene O. Amster and John D. Vairo (each a "Shareholder" and collectively, the "Shareholders").

                                  WITNESSETH:

     WHEREAS, the Shareholders are the owners of an aggregate of 10 million shares of the Class A common stock, no par value per share (the "Class A Common Stock") of the Company;

     WHEREAS, certain personnel (the "Personnel") of the Company are the owners of an aggregate of 110,250 shares of the non-voting Class B common stock, no par value per share (the "Class B Common Stock"), of the Company; the Class A Common Stock and the Class B Common Stock shall be referred to collectively herein as the "ETCI Common Stock";

     WHEREAS, the Purchaser is the owner of all the outstanding common stock of the Transitory Subsidiary;

     WHEREAS, the Board of Directors of the Purchaser, the Company and the Transitory Subsidiary deem it advisable and in the best interests of each of them and their respective shareholders that Purchaser will acquire all of the ETCI Common Stock for shares of common stock of the Purchaser through a merger of the Transitory Subsidiary with and into the Company;

     WHEREAS, the Board of Directors of the Purchaser, the Company and Transitory Subsidiary have approved this Agreement and directed that this Agreement be submitted to the shareholders of the Company and of the Transitory Subsidiary for approval;

     WHEREAS, the Personnel and certain other employees of the Company hold options (the "Options") to purchase 212,750 shares of Class B Common Stock from the Company;

     WHEREAS, the Purchaser desires to assume all of the Options upon the terms and conditions set forth herein;

     WHEREAS, the parties hereto are making certain representations, warranties and indemnities herein as an inducement to the other parties to enter into this Agreement;

     WHEREAS, the parties intend that the acquisition of the ETCI Common Stock by the Purchaser pursuant to this Agreement constitute a statutory merger within the meaning of Section 368(a)(1)(A) of the Code; and

     WHEREAS, capitalized terms not defined herein shall have the meanings given to them in Annex A attached hereto.
           -------

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                               BASIC TRANSACTION

     Section 1.1 The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Company (the "Merger") at the Effective Time as set forth in Section 1.4(a). The Company shall be the corporation surviving the Merger (the Company is hereinafter sometimes referred to as the "Surviving Corporation"). From and after the Effective Time, without any other action, the Surviving Corporation shall (a) succeed to all rights, privileges and powers of each of the Company and the Transitory Subsidiary and (b) possess all of the property, real and personal, tangible and intangible, of each of the Company and the Transitory Subsidiary.

     Section 1.2 Closing. The closing of the transactions contemplated by the Agreement (the "Closing") shall take place at the offices of __________________ or at such other place as may be mutually agreed by the parties to this Agreement. For purposes of this Agreement, the date on which the Closing actually occurs shall be the "Closing Date."

     Section 1.3  Actions at Closing.

            (a) At the Closing, the Company and the Transitory Subsidiary will file with the Secretary of State of the State of Pennsylvania an Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger").
                                      ---------

            (b) The parties to this Agreement shall make the deliveries required under Section 1.5 of this Agreement

     Section 1.4  Effect of Merger.

            (a) General. The Merger shall become effective at the time (the "Effective Time") the Company and the Transitory Subsidiary file the Articles of Merger with the Secretary of State of the State of Pennsylvania. The Merger shall have the effect set forth in the Pennsylvania General Corporation Law.
The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

            (b) Directors and Officers. The directors and officers of the Transitory Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

            (c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Transitory Subsidiary will be the Articles of Incorporation and Bylaws of the Surviving Corporation at and as of the Effective Time.

            (d) Conversion of ETCI Common Stock. At and as of the Effective
Time:

                (i) In exchange for the ETCI Stock, the Purchaser shall, assuming that there are no Dissenting Shares, (i) issue to the Shareholders and Personnel an aggregate of 450,133 shares of its common stock $0.001 par value per share ("Braun Common Stock") and (ii) pay to the Shareholders and Personnel $7,420,000 in cash (collectively, the "Merger Consideration"). Upon issuance, such shares of Braun Common Stock shall be fully paid and non-assessable. The shares of Braun Common Stock and cash will be allocated among the Shareholders and Personnel as set forth on Exhibit B hereto. In the event that there are
                              ---------
Dissenting Shares, the Merger Consideration shall be allocated among the Shareholders and Personnel as set forth on Exhibit B, except that Merger
                                           ---------
Consideration that otherwise would have been allocated to the Dissenting Shares shall be held by the Company, to be available for payment of fair value on account of the Dissenting Shares, with any of such consideration remaining after settling all demands for fair value and after all valuation proceedings, if any, to remain as assets of Company or its successors.

                (ii) The Purchaser shall assume the Options held by the Personnel and other employees, and such Options shall be automatically converted into options to purchase such number of shares of Braun Common Stock at the exercise prices as set forth on Exhibit E hereto.
                                ---------

                (iii) The "fair market value" of a share of Braun Common Stock as used herein shall mean the closing price per share of Braun Common Stock as reported by the Nasdaq National Market for the trading day immediately prior to the Closing (as defined below). The "in the money value" of an option to purchase a share of Braun Common Stock as used herein shall mean the closing price per share of Braun Common Stock as reported by the Nasdaq National Market for the trading day immediately prior to the Closing (as defined below), less the option exercise price for such share of Braun Common Stock.

                (iv) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Pennsylvania General Corporation Law. Any such payment from the Surviving Corporation shall not reduce in any way the Merger Consideration to be received by the Shareholders and Personnel who do not dissent.

                (v) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the ETCI Common Stock or the Braun Common Stock.

                (vi) No ETCI Common Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 1.4(d) after the Effective Time.

          (e) Fractional Shares. Notwithstanding any provision of this Agreement, no portion of the Merger Consideration shall be delivered as fractional shares and in lieu thereof, the Purchaser shall deliver an amount of cash rounded to the nearest whole cent, determined by multiplying $37.50 per share of Braun Common Stock by the fractional share to which the Shareholder or Personnel would otherwise have been entitled.

          (f) Conversion of Transitory Subsidiary Stock. At and as of the Effective Time, each share of common stock of Transitory Subsidiary which is outstanding immediately before the Effective Time will be converted into and become one share of common stock of the Surviving Corporation.

     Section 1.5  Closing Deliveries.

          (a) On the Closing Date, the Company and the Shareholders shall deliver, or cause to be delivered, the following documents to the Purchaser:

                  (i) Certificates representing the Shareholder's Class A Common Stock (other than any Dissenting Share), duly endorsed for transfer to the Purchaser, which shall transfer to the Purchaser good and valid title to the Shareholder's Class A Common Stock, free and clear of all Encumbrances;

                  (ii) Employment agreements between Sidney E. Amster, John D. Vairo, and Randy Dieterle and the Purchaser, substantially in the form attached hereto as Exhibit C ("Employment Agreements");
                        ---------

                  (iii) A Registration Rights Agreement between the Shareholders and the Purchaser, substantially in the form attached hereto as Exhibit D
                                                                     ---------
     ("Registration Rights Agreement");

                  (iv) If necessary, evidence of consents as shall be required to enable the Purchaser to continue to enjoy the benefit of any Governmental Authorization, lease, license, permit, contract or other agreement or instrument to or of which the Company is a party or a beneficiary and which can, by its terms (with consent) and consistent with applicable law, be so enjoyed after the transfer of the ETCI Common Stock to the Purchaser;

                  (v) General releases executed by the officers and directors of the Company in favor of the Company, which releases will not relate to rights or obligations arising under this Agreement or accrued compensation prior to the date hereof;

                  (vi) All corporate, accounting, business and tax records of the Company;

                  (vii) A certified copy of the Articles of Incorporation of the Company, together with a certificate of good standing issued by the Pennsylvania Secretary of State, all dated within three (3) business days prior to the Closing Date;

               (viii) A Certificate of the President or Chief Financial Officer of the Company and the Shareholders dated as of the date of this Agreement and certifying to the matters set forth on Exhibit F;
                                                ---------

               (ix) A legal opinion from Kulzer & DiPadova, P.A., in form and substance reasonably acceptable to the Purchaser; and

               (x) such other documents, including certificates of the Shareholders and the Personnel, as may be required by this Agreement or reasonably requested by the Purchaser.

          (b) On the Closing Date, the Purchaser shall deliver the following documents to the Shareholders and the Personnel:

               (i) Certificates representing the Braun Common Stock issued in the name of the Shareholders and the Personnel in the amounts set forth on Exhibit B hereto, which shares will be fully paid, validly issued and non-
     ---------
     assessable, and will transfer to the Shareholders and the Personnel good and valid title to the Braun Common Stock free and clear of all Encumbrances, except for those restrictions set forth in Section 2.24 herein, except that in the event there are any Dissenting Shares, the Braun Common Stock that otherwise would have been allocated to the Dissenting Shares shall be held by the Company, to be available for payment of fair value on account of the Dissenting Shares, with any of such Braun Common Stock remaining after settling all demands for fair value and after all valuation proceedings, if any, to remain as assets of Company or its successors;

               (ii) Notification to the holders of Options by the Purchaser in the amounts and at the exercise prices set forth on Exhibit E;
                                                         ----------

               (iii)  The Employment Agreements;

               (iv)   The Registration Rights Agreement;

               (v) A certified copy of the Articles of Incorporation of the Purchaser, together with a certificate of good standing issued by the Delaware Secretary of State, all dated within three (3) business days prior to the Closing Date;

               (vi) A certificate of the President or Chief Financial Officer of Purchaser dated as of the date of this Agreement and certifying to the matters set forth on Exhibit G;
                          ----------

               (vii) A legal opinion from Gregory A. Ostendorf, general counsel of the Purchaser, in form and substance reasonably acceptable to the Shareholders; and

               (viii) Such other documents, including certificates of the Purchaser and evidence of option grants, as may be required by this Agreement or reasonably requested by the Shareholders.

          (c) Each of the Purchaser, the Transitory Subsidiary, the Company, and the Shareholders will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible, including delivery of all certificates representing shares of Class B common stock. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company in office immediately prior to the Effective Time are fully authorized to take all such lawful and necessary action.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE SHAREHOLDERS

     The Company and the Shareholders, jointly and severally, represent and warrant to Purchaser that, except as set forth in the disclosure schedule dated as of the date hereof and attached hereto (the "Company Disclosure Schedule"):

     Section 2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. True, accurate and complete copies of the Company's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser. The Company has no subsidiaries.

     Section 2.2 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Class A Common Stock, all of which are issued and outstanding, and 700,000 shares of Class B Common Stock, 110,250 shares of which are issued and outstanding. No shares of capital stock are held in treasury. The Company Disclosure Schedule accurately describes the ownership of the Company's capital stock as of the date hereof. Except as set forth in the Company Disclosure Schedule, each Shareholder is the record and beneficial owner and holder of, and has good, valid and indefeasible record and beneficial title to, the shares of capital stock set forth on the Company Disclosure Schedule to be owned by him, free and clear of any adverse claim of any other Person, including, without limitation, any Encumbrance of any nature. All of such issued and outstanding shares of ETCI Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Options as set forth on the Company Disclosure Schedule, there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment, or (ii) obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock of the Company have been paid or distributed. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     Section 2.3 Authority. The Company and each of the Shareholders have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby free of claims of any Person. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and each of the Shareholders, and this Agreement constitutes the legal, valid and binding agreement of the Company and each of the Shareholders, enforceable against the Company and each of the Shareholders in accordance with its terms.

     Section 2.4 Consents and Approvals; No Violation. Except as set forth in the Company Disclosure Schedule, no prior consent, approval or authorization of, or declaration, filing or registration with any party, domestic or foreign, is necessary in connection with the execution and delivery of this Agreement by the Company or any Shareholder, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby will (i) violate (with or without the giving of notice or the passage of time) any Legal Requirement applicable to the Company, any Shareholder or any of the assets of the Company ), (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration, with or without the giving of notice or the passage of time) under, or result in the creation of any security interest, lien, charge or other Encumbrance upon the assets of the Company pursuant to any terms, conditions or provisions of any contract, note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or any Shareholder is a party or by which any of the assets of the Company are subject or bound, (iii) give rise to any lien, charge or other Encumbrance on any of the assets of the Company, or (iv) conflict with or violate any provision of the Articles of Organization or Bylaws of the Company. There are no Proceedings pending or Threatened, against the Company, any Shareholder or any of the assets of the Company, at law or in equity, which may result in liability to the Purchaser upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation.

     Section 2.5 Financial Statements. The Company has provided the Purchaser with true and complete copies of the unaudited balance sheets of the Company as of December 31, 1996, 1997 and 1998, and the related statements of income for the years then ended. Additionally, the Company has provided or will provide the Purchaser with the Company's unaudited balance sheets for the Company (the "Company Balance Sheet") as of September 30,

1999 (the "Company Balance Sheet Date") and the related interim statements of income. The Company Balance Sheet and the related statements of income of the Company are collectively referred to as the "Company's Financial Statements" and are set forth on Schedule 2.5. The Company's Financial Statements present fairly
                 ------------
the financial condition and results of operations of the Company at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied; provided, however, that the Company Balance Sheet and related statements of income are subject to normal year-end adjustments and lack footnotes and other presentation items. The Company does not have any liabilities or obligations of a type which should be included in or reflected on the Company's Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Disclosure Schedule.


     Section 2.6 Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Schedule, since the Company Balance Sheet Date, there has not been (i) any material adverse change in the business, financial condition, operations, results of operations or prospects of the Company; (ii) any increase in or creation of compensation payable or to become payable by the Company to any of its directors, officers, employees or agents or in any stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan or arrangement made to or with any of them; (iii) any sale, assignment, lease, transfer, license, abandonment or other disposition by the Company of any interest in its assets in excess of $10,000.00; (iv) any declaration, setting aside or payment of any dividend or other distribution on or in respect of shares of the capital stock of the Company, or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any such shares; (v) any stock dividend, stock split, reorganization, recapitalization or other change of any type whatsoever in the outstanding capital stock of the Company; (vi) any amendment to the Articles of Incorporation or Bylaws or other organizational document of the Company; (vii) any change in the accounting methods followed by the Company;
(viii) any entry into, termination or receipt of notice of termination of any material agreement or commitment; (ix) any dispute or any other occurrence, event or condition of any character, which is likely to give rise to a legal or administrative action that would result in a Material Adverse Effect; or (x) any agreement to do any of the foregoing.

     Section 2.7 Absence of Undisclosed Liabilities. Except as and to the extent fully reflected or reserved against on the Company's Financial Statements, including the notes thereto, or set forth in the Company Disclosure Schedule, as of the Company Balance Sheet Date, the Company does not have any Liabilities, including without limitation any Liabilities resulting from failure to comply with any Legal Requirement applicable to the Company or any Liabilities for Taxes due or to become due and whether incurred in respect of or measured by the income or sales of the Company for any period, or arising out of any transaction entered into or any state of facts existing, on or before the Company Balance Sheet Date. There is no basis for any assertion against the Company, as of the Company Balance Sheet Date, of any Liabilities not fully reflected or reserved against on the Company's Financial Statements as of such date or specifically referred to in the notes thereto. Since the Company Balance Sheet Date, the Company has not incurred any Liabilities except Liabilities pursuant to contractual obligations (whether written, oral, express or implied) in the ordinary course of business consistent with past practice and otherwise in accordance with this Agreement.

     Section 2.8   [Intentionally Omitted]

     Section 2.9 Receivables. All trade accounts and trade notes receivable that are reflected in the Company's Financial Statements represent valid obligations arising from services actually made in the ordinary course of business and are collectible.

     Section 2.10 Litigation. Except as described in the Company Disclosure Schedule, there are no claims, suits, actions, environmental claims or proceedings pending or, to the Knowledge of the Company, Threatened by or against the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Company Disclosure Schedule, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

     Section 2.11 No Violation of Law. Except as disclosed in the Company Disclosure Schedule, the Company is not in violation of or has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law) of any governmental or regulatory body or authority. Except as disclosed in the Company Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or Threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company has all permits (including without limitation environmental permits), licenses, franchises, variances, exemptions, orders and other Governmental Authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"). The Company is not in violation of the terms of any Company Permit.

     Section 2.12  Insurance.  Schedule 2.12 hereto sets forth a list of all
                               -------------
insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties and assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the policies listed on Schedule 2.12 hereto.
   -------------

     Section 2.13  Taxes.

             (a) The Company is currently a validly existing Subchapter S corporation under the Code. Except as set forth on Schedule 2.13(a), (i) the
                                                    ----------------
Company (A) duly filed (or caused to be duly filed) with the appropriate taxing authority all Tax Returns that it was required to file on or prior to the date hereof, and (B) duly paid in full or made adequate provision therefor on its financial statements in accordance with GAAP (or there has been paid or adequate provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects; (iii) there is no material liability for Taxes for any period beginning after the date of the Company's Financial Statements other than Taxes arising in the ordinary course of business; (iv) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (v) the Company has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method; (vi) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended, or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws; (vii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and as of the date of this Agreement the Company has not received a written notice of any pending audits or proceedings; (viii) the federal income Tax Returns of the Company have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including December 31, 1993, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; and (ix) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled.

             (b) Except as set forth on Schedule 2.13(b), there are no
                                        ----------------
outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not directly or indirectly, a wholly-owned corporate subsidiary of the Company. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the
Code) owned by the Company. Except as provided on Schedule 2.13(b), no payment
                                                  ----------------
to be made in connection with the transactions contemplated by this Agreement will fail to be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return.

     Section 2.14  Employee Benefit Plans.

             (a) The Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and subject to ERISA, (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

             (b) Any Company Employee Plan intended to be qualified under
Section 401(a) of the Code not maintained as a standardized form plan has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, for which plan amendments are required to have been made by the Closing Date, or has applied or will apply to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Nothing has occurred since the issuance of the most recent IRS determination letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Any Company Employee Plan that is a standardized form plan may rely upon the IRS opinion letter issued to the sponsoring organization as set forth by the Internal Revenue Service.

             (c) (i) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as set forth on the Company Disclosure Schedule, and each Company Employee Plan may be amended or terminated at any time without any Material Adverse Effect to the Company;
(ii) there has been no "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including but not limited to ERISA and the Code) and has been materially administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans that could reasonably be expected to result in a Material Adverse Effect; (iv) all contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; and (vi) no Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or could incur any liability under, Title IV of ERISA or
Section 412 of the Code. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is Threatened, against or with respect to any such Company Employee Plan, including, without limitation, any audit or inquiry by the IRS or Department of Labor. Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "Multiemployer Plan," as defined in Section 3(37) of ERISA, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any Company Employee Plan for which the Company or any of its affiliates could be subject to any liability. No Company Employee Plan is funded through a "welfare benefit fund" as such term is defined in Code
Section 419(e).

             (d) With respect to each Company Employee Plan, the Company has complied in all material respects with (i) the applicable health care continuation coverage and notice provisions of COBRA and the proposed regulations thereunder, (ii) ERISA Section 609 and (iii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

             (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider; or (iii) require payments or any amount that could be received (whether in cash or property or the vesting of property) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, or other compensation arrangement or Company Employee Plan currently in effect to be characterized as a "excess parachute payment" as such term is defined in Section 280G(b)(1) of the Code.

             (f) Except as set forth in the Company Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company, or any ERISA Affiliate relating to, or change in participation or coverage under, the Company Employee Plans which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Company Financial Statements.

             (g) No Company Employee Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code.

                 (i) Except as completely and accurately disclosed on the Company Disclosure Schedule, no Company Employee Plan covers persons employed outside the United States and no such plan is subject to the laws of a foreign jurisdiction.

                 (ii) The Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company or any of its affiliates under each unfunded Company Employee Plan.

                 (iii) With respect to each Company Employee Plan, all insurance premiums required to be paid with respect to said plans as of the Closing Date have been or will be paid prior to the Closing Date and adequate reserves have been provided for on the Company's Balance Sheet for any premiums (or portions thereof) attributable to service on or prior to the Closing Date.

     Section 2.15  Employee and Labor Matters.

             (a) Schedule 2.15 sets forth a true and complete list dated as of
                 -------------
November 30, 1999 of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, Company's vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement with the Company. Except as disclosed on the Company Disclosure Schedule, as of the date of this Agreement, the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business, (including all administrative and support personnel) would be greater than as listed on
Schedule 2.15. Set forth on Schedule 2.15 is a detailed description of all
-------------               -------------
life and health, dental, disability insurance plans of the Company and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee's dependents.

             (b) Except as set forth on Schedule 2.15, the Company is not a
                                        -------------
party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Company is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. Except as set forth on Schedule 2.15, all employees of the
                                       -------------
Company who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the Knowledge of the Company, Threatened against the Company with respect to its business and, during the past five years, the Company has not experienced a work stoppage.

             (c) Except as set forth on Schedule 2.15, (i) there are no
                                        -------------
controversies pending, or to the Knowledge of the Company, Threatened between the Company and any of its employees, (ii) the Company is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Company and no such agreement or contract has been requested by any employee or group of employees of the Company, nor has there been any discussion with respect thereto by management of the Company with any employees of the Company, (iii) the Company is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Company, or (iv) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company.

     Section 2.16 Environmental Matters. The Company has not generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludge as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Safety and Health Act; any comparable or similar state statue; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). The Company has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling treatment, storage or disposal facility or business. The Company has obtained and maintained all necessary trip tickets, signed by the applicable waste generators demonstrating the nature of all waste transported in connection with its business. No employee, contractor or agent of the Company has, in the course and scope of employment with the Company, been harmed by exposure to Hazardous Materials. The Company has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment. Set forth on Schedule 2.16 is a complete list of the names and addresses of all
         -------------
disposal sites at any time now or in the past utilized by the Company, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list. The Company is not listed as a potentially responsible party under CERCLA or any comparable or similar state statute; the Company has not received notice of such a listing; and the Company does not know of any facts or circumstances which could give rise to such a listing.

     Section 2.17 Title to Assets. Except as described in the Company Disclosure Schedule, the Company has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company's Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all Encumbrances of any nature whatsoever. Except as set forth on Schedule 2.17, all leases under which the
                                   -------------
Company leases any substantial amount of real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company, or to the Knowledge of the Company, by or on behalf of any third party.

     Section 2.18 Condition and Sufficiency of Assets. All buildings, improvements and equipment owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put, and none of such buildings, improvements or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     Section 2.19 Contracts, Agreements, Plans and Commitments.  Schedule 2.19
                                                                 -------------
hereto sets forth a complete list of the following contracts, agreements, plans and commitments to which the Company is a party or by which the Company or any of its properties is bound as of the date hereof (collectively, the "Company Contracts"):

             (a) any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $10,000.00 per year;

             (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $10,000.00;

             (c) any indenture, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

             (d) any lease or sublease for the use or occupancy of real property;

             (e) any agreement that restricts the right of the Company to engage in any type of business;

             (f) any guarantee, direct or indirect, by any person of any contract, lease or agreement entered into by the Company;

             (g) any partnership, joint venture or construction and operation agreement;

             (h) any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

             (i) any contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

             (j) any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur expenses to remedy non-compliance with any environmental law; and

             (k) any other contract material to the Company or its respective businesses.

True, correct and complete copies of each of such Company Contracts has been delivered to or made available for inspection by Purchaser. All such Company Contracts (i) were duly and validly executed and delivered by the Company and the other parties thereto, and (ii) are valid and in full force and effect. The Company has fulfilled all material obligations required of it under each such Company Contract to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on Schedule 2.19, there are no counterclaims or
                                    -------------
offsets under any of such Company Contracts.

     Section 2.20 Business Relationships.  Except as set forth on Schedule 2.20,
                                                                  -------------
since the Company Balance Sheet Date, the Company has not received notice from any customer, supplier or any party to any Company Contract involving more than $10,000.00 annually with the Company (each a "Company Contract Party") that such customer, supplier or Company Contract Party intends to discontinue doing business with the Company, and since such date, no customer, supplier or Company Contract Party, has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise. The

Company has not entered into or participated in any related party transaction during the past three years.

     Section 2.21 Intellectual Property.  Except as set forth on Schedule 2.21,
                                                                 -------------
the Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). The Company does not own any patents. The Company has no Knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights. The Company has not and does not violate or infringe any intellectual property right of any other person, and the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other person. The Company has not been sued for infringing any intellectual property right of another person.

     Section 2.22 Year 2000 Compliance.   Except as set forth in the Company
Financial Statements or the notes thereto, or as set forth on Schedule 2.22, the
                                                              -------------
failure of (a) any computer software or hardware products used by or licensed to the Company from third parties for internal use by the Company or (b) any products sold or licensed, or services provided, by the Company to be Year 2000 Compliant will not have a Material Adverse Effect on the business operations or financial condition of the Company. For purposes of this Section 2.22, "Year 2000 Compliant" means, with respect to any product or services, that such product or services (c) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries; (d) will accurately perform all date-dependent calculations and operations (including mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries; and (e) will not malfunction, cease to function or provide invalid or incorrect results as a result of (i) the change of century,
(ii) date data, including date data which represents or references different centuries or more than one century or (iii) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such product or services which are not owned or licensed by the Company correctly exchange date data with or provide data to such product or services. Except as set forth on Schedule 2.22, the Company has not provided
                                  -------------
any guarantee or warranty for any product sold or licensed, or services provided, by the Company to the effect that such product or services (f) complies with or accounts for the fact of the arrival of the year 2000 or (g) will not be adversely affected with respect to functional interoperability, performance or volume capacity (including the processing and reporting of data) by virtue of the arrival of the year 2000.

     Section 2.23 Books and Records. The corporate minute books, and other corporate records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files and reports and accounting records that relate to the business of the Company have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and applicable laws and regulations. All such books and records are located in the offices of the Company.

     Section 2.24 Investment Representations. Each of the Shareholders acknowledges, represents and agrees that:

             (a) (i) the Purchaser has made available to the Company and the Shareholders the Purchaser's financial statements and filings with the Securities and Exchange Commission, (ii) the Shareholders understand the risks associated with ownership of the Braun Common Stock, and (iii) the Shareholders are capable of bearing the financial risks associated with such ownership;

             (b) The Braun Common Stock issued hereunder (the "Braun Shares") has not been registered under the Securities Act of 1933, as amended ("Securities Act"), or registered or qualified under any applicable state securities laws;

             (c) The shares of Braun Common Stock are being issued to the Shareholders in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Shareholders' bona fide investment intent with respect to the shares of Braun Common Stock;

             (d) Each Shareholder's acquisition of the shares of Braun Common Stock is solely for his own account for investment, and such Shareholder is not acquiring such shares of Braun Common Stock for the account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof;

             (e) The Shareholders shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the shares of Braun Common Stock except in accordance with this Agreement and (i) the registration requirements of the Securities Act and applicable state securities laws or (ii) upon delivery to the Purchaser of an opinion of legal counsel reasonably satisfactory to the Purchaser that an exemption from registration is available or pursuant to an effective registration statement covering the shares of Braun Common Stock to be sold;

             (f) The Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the shares of Braun Common Stock, and to make an informed investment decision with respect thereto;

             (g) The Shareholders have had the opportunity to ask questions of, and receive answers from the Purchaser's officers and directors concerning the Shareholders' acquisition of the shares of Braun Common Stock and to obtain such other information concerning the Purchaser and the shares of Braun Common Stock, to the extent the Purchaser's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as the Shareholders deemed necessary in connection with making an informed investment decision; and

             (h) In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the shares of Braun Common Stock will bear a conspicuous restrictive legend substantially as follows:

     THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

     Section 2.25 Brokers and Finders.  Except as set forth on Schedule 2.25,
                                                            --------------
the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except as set forth on
Schedule 2.25,  there is no claim for payment by the Company of any investment
--------------
banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     Section 2.26 Tax-Free Reorganization. To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken any action that would prevent the Shareholders' exchange of ETCI Common Stock for Braun Common Stock pursuant to this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     Section 2.27 Employees of the Company. The Company and the Shareholders shall use their best efforts to retain all employees of the Company prior to the Closing Date.

     Section 2.28 No Misleading Statements. The representations and warranties of the Company and the Shareholders made in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

     Section 2.29 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article II, the Company and the Shareholders make no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.


                                  ARTICLE III
                              REPRESENTATIONS AND
                            WARRANTIES OF PURCHASER

     The Purchaser represents and warrants to the Company that, except as set forth in the disclosure schedule dated as of the date hereof and attached hereto (the "Purchaser Disclosure Schedule"):

     Section 3.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. True, accurate and complete copies of the Purchaser's Articles of Incorporation, as amended, and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

     Section 3.2 Capitalization. The authorized capital stock of the Purchaser consists of 50,000,000 shares of Braun Common Stock, and as of November 30, 1999, 16,615,161 shares of Braun Common Stock were issued and outstanding. No shares of capital stock are held in treasury. Except as set forth in the Purchaser Disclosure Schedule, as of the date hereof there are no outstanding
(i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Purchaser or obligating the Purchaser to grant, extend or enter into any such agreement or commitment, or (ii) obligations of the Purchaser to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock of the Purchaser have been paid or distributed.

     Section 3.3 Authority. Purchaser has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby free of claims of any Person. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Purchaser, and no corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the

Purchaser, and this Agreement constitutes the legal, valid and binding agreement of Purchaser, enforceable against the Purchaser and in accordance with its terms.

     Section 3.4 Consents and Approvals; No Violation. Except as set forth in the Purchaser Disclosure Schedule, no prior consent, approval or authorization of, or declaration, filing or registration with any party, domestic or foreign, is necessary in connection with the execution and delivery of this Agreement by the Purchaser, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. Except as set forth in the Purchaser Disclosure Schedule, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby will (i) violate (with or without the giving of notice or the passage of time), any Legal Requirement applicable to the Purchaser, or any of the assets of the Purchaser, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration, with or without the giving of notice or the passage of time) under, or result in the creation of any security interest, lien, charge or other Encumbrance upon the assets of the Purchaser pursuant to any terms, conditions or provisions of any contract, note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Purchaser is a party or by which any of the assets of the Purchaser are subject or bound, (iii) give rise to any lien, charge or other Encumbrance on any of the assets of the Purchaser, or (iv) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Purchaser. There are no Proceedings pending or Threatened, against the Purchaser, or any of the assets of the Purchaser, at law or in equity, which may result in liability to the Company upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation.

     Section 3.5 Financial Statements. The Purchaser has provided the Company with true and complete copies of the audited balance sheets of the Purchaser as of December 31, 1997 and 1998, and the related statements of income for the years then ended. The Purchaser has provided the Company with the unaudited balance sheet of the Purchaser as of September 30, 1999, (the "Purchaser Balance Sheet Date") and the related interim statements of income. The Purchaser Balance Sheet and the related consolidated statements of income of the Purchaser are collectively referred to as the "Purchaser's Financial Statements" and are set forth in Schedule 3.5. The Purchaser's Financial Statements present fairly
             ------------
the financial condition and results of operations of the Purchaser at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied. The Purchaser does not have nor will it have, as the case may be, any liabilities or obligations of a type which should be included in or reflected on the Purchaser's Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Purchaser Disclosure Schedule.

     Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the Purchaser Disclosure Schedule, since the Purchaser Balance Sheet Date there has not been (i) any Material Adverse Effect, or any event, condition or contingency that is likely to result in a Material Adverse Effect; (ii) any increase in or creation of compensation payable or to become payable by the Purchaser to any of its directors, officers, employees or agents or in any stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan or arrangement made to or with any of them; (iii) any sale, assignment, lease, transfer, license, abandonment or other disposition by the Purchaser of any interest in its assets in excess of $500,000.00; (iv) any declaration, setting aside or payment of any dividend or other distribution on or in respect of shares of the capital stock of the Purchaser, or any direct or indirect redemption, retirement, purchase or other acquisition by the Purchaser of any such shares; (v) any stock dividend, stock split, reorganization, recapitalization or other change of any type whatsoever in the outstanding capital stock of the Purchaser; (vi) any amendment to the Articles of Incorporation or Bylaws or other organizational document of the Purchaser; (vii) any change in the accounting methods followed by the Purchaser;
(viii) any entry into, termination or receipt of notice of termination of any material agreement or commitment; (ix) any dispute or any other occurrence, event or condition of any character, which is likely to give rise to a legal or administrative action or to a Material Adverse Effect; or (x) any agreement to do any of the foregoing.

     Section 3.7 Absence of Undisclosed Liabilities. Except as and to the extent fully reflected or reserved against on the Purchaser's Financial Statements, including the notes thereto, or set forth in the Purchaser Disclosure Schedule, as of the Purchaser Balance Sheet Date, the Purchaser does not have any Liabilities, including without limitation any Liabilities resulting from failure to comply with any Legal Requirement applicable to the Purchaser or any Liabilities for Taxes due or to become due and whether incurred in respect of or measured by the income or sales of the Purchaser for any period, or arising out of any transaction entered into or any state of facts existing, on or before the Purchaser Balance Sheet Date. There is no basis for any assertion against the Purchaser, as of the Purchaser Balance Sheet Date, of any Liabilities of any nature or in any amount not fully reflected or reserved against on the Purchaser's Financial Statements as of such date or specifically referred to in the notes thereto. Since the Purchaser Balance Sheet Date, the Purchaser has not incurred any Liabilities except contractual Liabilities in the ordinary course of business consistent with past practice and otherwise in accordance with this Agreement.

     Section 3.8 Litigation. Except as described in the Purchaser Disclosure Schedule, there are no claims, suits, actions, environmental claims or Proceedings pending or, to the Knowledge of the Purchaser, Threatened by or against the Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Purchaser Disclosure Schedule, the Purchaser is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

     Section 3.9 Receivables. All trade accounts and trade notes receivable that are reflected in Purchaser's Financial Statements represent valid obligations arising from services actually made in the ordinary course of business, and are collectible net of any reserve shown on the Purchaser's Financial Statements (which reserves are adequate and calculated consistent with past practice).

     Section 3.10 No Violation of Law. Except as disclosed in the Purchaser Disclosure Schedule, Purchaser is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law) of any governmental or regulatory body or authority. Except as disclosed in the Purchaser Disclosure Schedule, as of the date of this Agreement, to the Knowledge of Purchaser, no investigation or review by any governmental or regulatory body or authority is pending or Threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Purchaser has all permits (including without limitation environmental permits), licenses, franchises, variances, exemptions, orders and other Governmental Authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Purchaser Permits"). Purchaser is not in violation of the terms of any Purchaser Permit.

     Section 3.11 Insurance. Purchaser has insurance reasonably adequate to protect its operations, properties and assets against any anticipated Losses or Liabilities. No insurance has been refused with respect to any operations, properties and assets of Purchaser nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the insurance policies owned by Purchaser or by which Purchaser or any of its properties or assets is covered against present losses.

     Section 3.12 Taxes.

          (a) Except as set forth on Schedule 3.12(a), (i) Purchaser (A) duly
                                     ----------------
filed (or caused to be duly filed) with the appropriate taxing authority all Tax Returns that it was required to file on or prior to the date hereof, and (B) duly paid in full or made adequate provision therefor on its financial statements in accordance with GAAP (or there has been paid or adequate provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of Purchaser are true, correct and complete in all material respects;
(iii) there is no material liability for Taxes for any period beginning after the date of the Purchaser's Financial Statements other than Taxes arising in the ordinary course of business; (iv) there are no liens for Taxes upon any property or assets of Purchaser, except for liens for Taxes not yet due; (v) Purchaser has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method; (vi) Purchaser has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended, or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws; (vii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Purchaser, and as of the date of this Agreement Purchaser has not received a written notice of any pending audits or proceedings; (viii) the federal income Tax Returns of Purchaser have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of Purchaser has expired, for all periods through and including December 31, 1993, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; and (ix) no adjustments or deficiencies relating to Tax Returns of Purchaser have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled.

          (b) Except as set forth on Schedule 3.12(b), there are no outstanding
                                     ----------------
requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against Purchaser, and no power of attorney granted by Purchaser with respect to any Taxes is currently in force. Purchaser is not a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not directly or indirectly, a wholly-owned corporate subsidiary of Purchaser. Purchaser has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Purchaser. Except as provided on Schedule 3.12(b), no payment to be made in
                                  ----------------
connection with the transactions contemplated by this Agreement will fail to be deductible under Section 280G of the Code. Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Purchaser has never been a member of an affiliated group filing a consolidated federal income Tax Return.

     Section 3.13 Employee Benefit Plans. All employee benefit plans (as defined in Section 3(3) of ERISA) maintained by the Purchaser (the "Purchaser Employee Plans") are in compliance with the material requirements prescribed by any and all statutes, rules and regulations (including but not limited to ERISA and the Code). All contributions required to be made by Purchaser have been made on or before their due dates. No Purchaser Employee Plan is covered by Title IV of ERISA.

     Section 3.14 Employee and Labor Matters.

          (a) Purchaser is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. All employees of Purchaser who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of Purchaser, Threatened against Purchaser with respect to its business and, during the past five years, Purchaser has not experienced a work stoppage.

          (b) Except as set forth on Schedule 3.14, (i) there are no
                                     -------------
controversies pending, or to the knowledge of Purchaser, Threatened between Purchaser and any of its employees, (ii) Purchaser is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of Purchaser and no such agreement or contract has been requested by any employee or group of employees of Purchaser, nor has there been any discussion with respect thereto by management of Purchaser with any employees of Purchaser, (iii) Purchaser is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of Purchaser, or
(iv) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of Purchaser.

     Section 3.15 Environmental Matters. Purchaser has not generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludge as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Safety and Health Act; any comparable or similar state statue; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). Purchaser has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling treatment, storage or disposal facility or business. Purchaser has obtained and maintained all necessary trip tickets, signed by the applicable waste generators demonstrating the nature of all waste transported in connection with its business. No employee, contractor or agent of Purchaser has, in the course and scope of employment with Purchaser, been harmed by exposure to Hazardous Materials. Purchaser has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment. Set forth on Schedule 3.15 is a complete list of the names and
                              -------------
addresses of all disposal sites at any time now or in the past utilized by Purchaser, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list. Purchaser is not listed as a potentially responsible party under CERCLA or any comparable or similar state statute; Purchaser has not received notice of such a listing; and Purchaser does not know of any facts or circumstances which could give rise to such a listing.

     Section 3.16 Title to Assets. Except as described in the Purchaser Disclosure Schedule, Purchaser has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Purchaser's Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all Encumbrances of any nature whatsoever. All leases under which Purchaser leases any substantial amount of real property have been delivered to the Company and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of Purchaser, or to the Knowledge of Purchaser, by or on behalf of any third party.

     Section 3.17 Contracts, Agreements, Plans and Commitments. Purchaser has fulfilled all material obligations required of it under each contract, agreement, plan and commitment to which Purchaser is a party or by which Purchaser or any of its properties is bound as of the date hereof (collectively, the "Purchaser Contracts").

     Section 3.18 Business Relationships.  Except as set forth on Schedule 3.18,
                                                                  -------------
since the Purchaser Balance Sheet Date, Purchaser has not received notice from any customer, supplier or any party to any Purchaser Contract involving more than $100,000.00 annually with the Purchaser (each a "Purchaser Contract Party") that such customer, supplier or Purchaser Contract Party intends to discontinue doing business with Purchaser, and since such date, no customer, supplier or Purchaser Contract Party, has indicated any intention (a) to terminate its existing business relationship with Purchaser or (b) not to continue its business relationship with Purchaser, whether as a result of the transactions contemplated hereby or otherwise.

     Section 3.19 Intellectual Property. Purchaser has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "Purchaser Intellectual Property Rights"). Purchaser does not own any patents. Purchaser has no knowledge of any infringement by any other person of any of the Purchaser Intellectual Property Rights, and Purchaser has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Purchaser Intellectual Property Rights. Except as set forth on Schedule
                                                                       --------
3.19, Purchaser has not and does not violate or infringe any intellectual
----
property right of any other person, and Purchaser has not received any communication alleging that it violates or infringes the intellectual property right of any other person. Purchaser has not been sued for infringing any intellectual property right of another person.

     Section 3.20 Year 2000 Compliance. Except as set forth in the Purchaser Financial Statements or the notes thereto, or as set forth on Schedule 3.20, the
                                                              -------------
failure of (a) any computer software or hardware products used by or licensed to the Purchaser from third parties for internal use by the Purchaser or (b) any products sold or licensed, or services provided, by the Purchaser to be Year 2000 Compliant will not have a Material Adverse Effect on the business operations or financial condition of the Purchaser. For purposes of this
Section 3.20, "Year 2000 Compliant" means, with respect to any product or services, that such product or services (c) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries; (d) will accurately perform all date-dependent calculations and operations (including mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries; and (e) will not malfunction, cease to function or provide invalid or incorrect results as a result of (i) the change of century, (ii) date data, including date data which represents or references different centuries or more than one century or (iii) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such product or services which are not owned or licensed by the Purchaser correctly exchange date data with or provide data to such product or services. Except as set forth in Schedule 3.20, the Purchaser
                                                  -------------
has not provided any guarantee or warranty for any product sold or licensed, or services provided, by the Purchaser to the effect that such product or services
(a) complies with or accounts for the fact of the arrival of the year 2000 or
(b) will not be adversely affected with respect to functional interoperability, performance or volume capacity (including the processing and reporting of data) by virtue of the arrival of the year 2000.

     Section 3.21 Books and Records. The corporate minute books, and other corporate records of Purchaser are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of Purchaser or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of Purchaser have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and applicable laws and regulations. All such books and records are located in the offices of Purchaser.

     Section 3.22 Brokers and Finders.  Except as set forth on Schedule 3.22,
                                                               -------------
Purchaser has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Purchaser to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except as set forth on

Schedule 3.22, there is no claim for payment by Purchaser of any investment
-------------
banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.23 Tax-Free Reorganization. To the Knowledge of Purchaser, neither the Purchaser nor any of its Affiliates has taken any action that would prevent the Shareholders' exchange of ETCI Common Stock for Braun Common Stock pursuant to this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     Section 3.24 No Misleading Statements. The representations and warranties of the Purchaser made in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

     Section 3.25 Disclaimer of Additional and Implied Warranties. Except as expressly set forth in Article III, the Purchaser makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchaser or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.


                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     Section 4.1 Confidentiality. Without the express written consent of all of the parties hereto, each of the parties hereto agrees to maintain in confidence and not disclose to any other Person the terms of the transactions contemplated hereby or the information delivered in connection with the proposed due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law. In the event that the Purchaser, the Company or the Shareholders is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such party agrees to provide the other parties hereto prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first party's compliance with the terms of this Section 4.1.
                                  -----------

     Section 4.2 Tax Treatment. The parties hereto shall use their Best Efforts to cause the transactions set forth in this Agreement to (i) qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) not to take any action reasonably likely to cause such transactions not to so qualify and (iii) to report such transactions for all Tax purposes as such.

     Section 4.3 Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and the Shareholders for certain tax matters following the Closing Date:

     (a) Tax Periods Ending on or Before the Closing Date. The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.

     (b) Tax Periods Beginning On and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin on the Closing Date and end after the Closing Date.

     (c)  Cooperation on Tax Matters.

          (i) The Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) The Purchaser and the Shareholders further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) The Purchaser and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

               (iv) The Purchaser and the Shareholders shall cooperate fully in connection with income tax audits of the Company pertaining to periods ending before the Closing Date (i.e., the periods during which the Shareholders and the Personnel owned the ETCI Common Stock).

          (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Purchaser when due, and the Purchaser will, at it own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.

          (e) Tax Sharing Arrangements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

     Section 4.4 Guaranties. The Purchaser agrees to indemnify and hold harmless the guarantors of the obligations of the Company set forth on Schedule
                                                                       --------
4.4.  In addition, the Purchaser shall use reasonable efforts to obtain the
---
release of the Guarantors from such obligations within a reasonable time after Closing.

                                   ARTICLE V
                                INDEMNIFICATION

     Section 5.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive until February 28, 2001 (unless the damaged parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, in which case they shall not survive Closing).

     Section 5.2 Indemnification Provisions for Benefit of the Purchaser. The Shareholders, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless the Purchaser and each of the Purchaser's subsidiaries, stockholders, Affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives (the Purchaser and all such other Persons are collectively referred to as the "Purchaser's Indemnified Persons") from and against, and shall reimburse the Purchaser's Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Purchaser's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any breach in any representation or warranty of the Company or any Shareholder under this Agreement, or any inaccuracy or misrepresentation in the Company Disclosure Schedule thereto or any agreement, certificate or other document delivered or to be delivered by the Company or the Shareholders pursuant hereto in any respect, whether or not the Purchaser's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Company or the Shareholders under this Agreement or any agreement or document delivered pursuant hereto.

     Section 5.3 Indemnification Provisions for Benefit of the Shareholders. The Purchaser unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Shareholders, and the Shareholders' respective successors, assigns, heirs and legal and personal representatives (the Shareholders and such other Persons are collectively referred to as the "Shareholders' Indemnified Persons") from and against, and shall reimburse the Shareholders' Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Shareholders' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any inaccuracy in any representation or warranty of the Purchaser under this Agreement, the Purchaser Disclosure Schedule or any agreement, certificate or other document delivered or to be delivered by the Purchaser pursuant hereto in any respect, whether or not the Shareholders' Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement or any agreement or document delivered pursuant hereto.

     Section 5.4 Notice and Defense of Third Party Claims. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying Person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. In addition, actual or Threatened action by a Governmental Authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying Person, within ten (10) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, that the Indemnifying Person may, without the Indemnified
--------  -------

Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.

     Section 5.5  Limitations.

          (a) An Indemnifying Person shall have no liability under this Article unless notice of a claim for indemnity shall have been given within the survival period (as set forth at Section 5.1).

          (b) No Purchaser's Indemnified Person shall be entitled to indemnification from the Shareholders pursuant to Section 5.1 hereof unless and
                                                  -----------
until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Shareholders hereunder exceeds $135,000 (the "Loss Threshold"), after which the Purchaser's Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid hereunder in excess of the Loss Threshold. For purposes of satisfying any indemnification obligations hereunder, the Shareholders shall pay Purchaser's Indemnified Persons in shares of Braun Common Stock and cash in the same proportion as received in the transaction, which such shares of Braun Common Stock shall be valued at the fair market value as of the Closing Date.

          (c) No Shareholders' Indemnified Person shall be entitled to indemnification from the Purchaser pursuant to Section 5.2 hereof unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by Purchaser hereunder exceeds the Loss Threshold, after which the Shareholders' Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid hereunder in excess of the Loss Threshold. For purposes of satisfying any indemnification obligations hereunder, Purchaser shall not pay Shareholder's Indemnified Persons in cash, but shall be required to issue shares of Braun Common Stock, which shall be valued at the fair market value.

          (d) In no event shall the Shareholders' obligation to indemnify the Purchaser exceed $2,700,000 in total and in no event shall the Purchaser's obligation to indemnify the Shareholders exceed $2,700,000.

          (e) All calculations of a Loss for which the Shareholders are entitled to indemnification hereunder shall take into consideration the Shareholders' proportionate ownership of Braun Common Stock held by the Shareholders.

          (f) In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article V, there shall be taken into consideration
                            ---------
the amount of any tax benefit or any insurance recoveries, net of any amounts which are in effect self-insured, whether through deductibles, co-payments, retention amounts, retroactive premium adjustments or other similar adjustments, the Indemnified Person in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose.

     Section 5.6 Exclusive Remedy. The Purchaser and the Shareholders acknowledge and agree that the foregoing indemnification provisions in this
Article V shall be the exclusive remedy of the Purchaser and the Shareholders with respect to the transactions contemplated by this Agreement except in those cases where the remedy sought is injunctive relief.

     Section 5.7 Inconsistent Provisions. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

     Section 5.8 Subrogation to Indemnity Rights. If the Company or any Shareholder fails to perform its obligations under this Article, the Purchaser shall be subrogated to any rights the Company or such Shareholder may have under any rights of contribution or indemnity from any Person relating to the matters covered by this Article.


                                  ARTICLE VI
                              GENERAL PROVISIONS

     Section 6.1 Amendment and Modification. Except as provided otherwise in this Agreement, this Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

     Section 6.2 Waiver; Consents. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the each party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

     Section 6.3 Further Assurances. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request, for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Purchaser to:

               Braun Consulting, Inc.
               30 West Monroe, Suite 300
               Chicago, Illinois 60603
               Attention: Steven J. Braun
               Telecopy: (312) 984-7033

          with a copy to:

               Locke Liddell & Sapp LLP
               3400 Chase Tower
               600 Travis
               Houston, Texas 77002
               Attention:  Marcus A. Watts
               Telecopy: (713) 223-3717

          If to the Company or the Shareholders, to:

               ________________________
               ________________________
               ________________________
               Attention: _____________
               Telecopy:  _____________

          with a copy to:
               ________________________
               ________________________
               ________________________
               Attention: _____________
               Telecopy:  _____________

     Section 6.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Purchaser may, without the prior written consent of the Company or the Shareholders, assign its rights, interests and obligations hereunder to a corporation all the outstanding stock of which is owned by the Purchaser. This Agreement is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder or with respect hereto.

     Section 6.6 Governing Law. This Agreement shall be governed by the laws of the State of Illinois (regardless of the laws that might otherwise govern under applicable Illinois principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 6.7 Jurisdiction and Venue. Any process against the Purchaser or the Company and/or Shareholders in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 6.4 with the same effect as
                                           -----------
though served on it or him personally. The Purchaser, the Company and the Shareholders hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the jurisdiction and venue of the United States District Court for the Northern District of Illinois and the jurisdiction and venue of any court of the State of Illinois located in Cook County and waive any and all objections to jurisdiction and review or venue that it or he may have under the laws of Illinois or the United States.

     Section 6.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any jurisdiction, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability in that jurisdiction and such holding shall not, consistent with applicable law, invalidate or render unenforceable such provision in any other jurisdiction, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect in all jurisdictions.

     Section 6.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled pursuant to the terms hereof or otherwise, at law or in equity.

     Section 6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 6.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless otherwise provided, all references in this Agreement to articles and sections refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection, paragraph, clause or other subdivision hereof. Whenever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept to which reference is made."

     Section 6.12 Entire Agreement. This Agreement, including the Disclosure Schedules and exhibits hereto and the documents, instruments and schedules referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 6.13 Waiver. The parties hereto may (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (b) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     Section 6.14 Brokers and Finders.  Except as set forth on Schedule 2.25 and
                                                               ------------- ---
Schedule 3.22, none of the Purchaser, the Company or the Shareholders shall be
-------------
responsible for the payment of any broker's fee, finder's fee or commission of any sort in connection with the transactions contemplated hereby.

     Section 6.15 Expenses. The Purchaser shall pay the accounting fees incurred by the Company in connection with the transactions contemplated hereby, and shall pay the legal fees (up to $20,000) incurred by the Company in connection with the transactions contemplated hereby. In addition, the Purchaser shall pay to Salomon Smith Barney the amount set forth on Schedule 3.22.
                                                          -------------

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Purchaser and the Company and the Shareholders have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.

                              PURCHASER:

                              BRAUN CONSULTING, INC.


                              By:____________________________________________
                                    Gregory A. Ostendorf, Secretary


                              COMPANY:

                              EMERGING TECHNOLOGIES CONSULTANTS
                              INC.


                              By:____________________________________________
                                    ____________, President

                              SHAREHOLDERS:



                              _______________________________________________
                              Helene D. Amster, individually


                              _______________________________________________
                              John D. Vairo, individually

                                    ANNEX A

                                  DEFINITIONS


     For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement. Where a defined term in this Agreement derives its meaning from a statutory reference, for the purposes of this Agreement any regulatory definition promulgated pursuant to the applicable statute shall be deemed to be applicable to the extent its definition is broader than the statutory reference and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it. Any specific references to a law shall include any amendments to it promulgated from time to time.

     "Affiliate" means, with respect to a specified Person, any Person that
      ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Best Efforts" means those efforts which a prudent individual desirous of
      ------------
achieving a result would exert in similar circumstances to ensure that such result is achieved as expeditiously as possible and after giving fair consideration to the interests of the other party.

     "Business Facility" includes any property (whether real or personal) which
      -----------------
the Company currently leases, operates, or owns or manages in any manner or which the Company or any of its organizational predecessors formerly leased, operated, owned or managed in any manner. To the extent any representations in
Section 2.16 of this Agreement apply to any Business Facility not currently
------------
leased, operated, owned, or managed, such representations shall be deemed to be made to the best Knowledge of the Company.

     "Closing" shall have the meaning set forth in Section 1.3.
      -------                                      -----------

     "Closing Date" means the date and time as of which the Closing actually
      ------------
takes place.

     "Code" means the Internal Revenue Code of 1986, as amended from time to
      ----
time, or any successor law, and the regulations thereunder.

     "Dissenting Share" means any ETCI Common Stock that a stockholder who has
      ----------------
exercised his appraisal rights under Pennsylvania General Corporation Law holds of record.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, deed
      -----------
of trust, security interest, encumbrance, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, option or right of first refusal.

     "Entity" means any corporation (including any non-profit corporation),
      ------
general partnership, limited partnership, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended from time to time, or any successor law, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

     "GAAP" means generally accepted United States accounting principles,
      ----
consistently applied.

     "Governmental Authority" means any foreign governmental authority, the
      ----------------------
United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

     "Governmental Authorization" means any permit, license, franchise,
      --------------------------
approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

     "Knowledge" or "known" - An individual shall be deemed to have "Knowledge"
      ---------      -----
of or to have "known" a particular fact or other matter if such individual is actually aware of such fact or other matter. An Entity shall be deemed to have "Knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, manager or general partner (or in any similar capacity) of such Entity has, or at any time had, knowledge of such fact or other matter.

     "Legal Requirement" means any law, statute, ordinance, decree, requirement,
      -----------------
Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

     "Liability" means any debt, obligation, duty or liability of any nature
      ---------
(including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

     "Loss" means any loss, damage, injury, harm, detriment, Liability,
      ----
exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, Tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the Requirements of Environmental Law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses, but shall not include consequential damages.

     "Material Adverse Effect" means any event, occurrence, fact, condition,
      -----------------------
change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company or the Purchaser, as applicable, taken as a whole, excluding specifically any such event, occurrence, fact, condition, change, development or effect resulting from (a) changes in general economic or political conditions, or (b) changes generally applicable to companies engaged in businesses or industries similar to those in which the Company and Purchaser are engaged.

     "Order" means any order, judgment, injunction, edict, decree, ruling,
      -----
pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

     "Person" means any individual, Entity or Governmental Authority.
      ------

     "Proceeding" means any action, suit, litigation, arbitration, lawsuit,
      ----------
claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

     "Requirements of Environmental Law" means all requirements, conditions,
      ---------------------------------
restrictions or stipulations of environmental laws imposed upon or related to the applicable Entity, any Business Facility or any operation conducted on any Business Facility.

     "Tax" means any tax (including without limitation any income tax, franchise
      ---
tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax, payroll tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or pursuant to any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.

     "Tax Return" means any return (including any information return), report,
      ----------
statement, declaration, schedule, notice, notification, form, certificate or other document or information, including any schedule or attachment thereto, and including any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threatened" - A Proceeding, dispute or other matter shall be deemed to
      ----------
have been "threatened" if any demand or statement shall have been made (orally or in writing by a Governmental Authority or in writing by any other Person) or any notice shall have been given (orally or in writing by a Governmental Authority, or by any other Person).